Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Nokia Corporation and to the incorporation by reference therein of our report dated April 27, 2016, with respect to the consolidated financial statements of Alcatel Lucent and subsidiaries (“Alcatel Lucent”) included in its Annual Report on Form 20-F/A for the year ended December 31, 2015, filed with the Securities and Exchange Commission on May 2, 2016. Such report includes an explanatory paragraph describing the restatement of the 2013 and 2014 consolidated financial statements, as discussed in Note 4 to the consolidated financial statements.

/s/ Ernst & Young et Autres

Paris - La Défense, France
May 30, 2017